Exhibit 99.1

EDGEWATER TECHNOLOGY, INC. REPORTS
FAVORABLE LITIGATION RULING

Litigation Removed from Trial Calendar

Wakefield, MA – November 7, 2002 – Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”) today announced that Judge Richard R. Cooch of the Superior Court of Delaware (the “Court”) granted, in favor of Edgewater, its motion for summary judgment concerning claims (the “Delaware Litigation”) by Staffmark Investment LLC (“Staffmark”) and the Stephens Group, Inc. (“Stephens”) arising out of the sale of Edgewater’s former commercial staffing business in June of 2000 pursuant to a definitive purchase agreement that was executed in May 2000 (the “Purchase Agreement”).

In the ruling, the Court stated that:

•	“Edgewater is entitled to judgment that Staffmark’s claim for indemnification pursuant to the Purchase Agreement was untimely…”

and

•	“Edgewater is entitled to judgment that the parties had effectively agreed not to assert any claims against one another except those arising out of the Purchase Agreement.”

The Court further indicated that “ … the effect of this holding is to preclude Staffmark [and Stephens] from presenting any of [their] claims to a jury.” The Court also said, “[i]n light of the Court’s holdings …, this case will be taken off the trial calendar for November 18.”

The Court stated that a written opinion concerning the rulings will be issued at a later date, at which time its rulings will become final and appealable. Edgewater believes that the Delaware Litigation is without merit and will continue to vigorously defend all matters related to the Delaware Litigation, including appeals or related proceedings, if any.

ABOUT EDGEWATER TECHNOLOGY, INC.

Founded in 1992, Edgewater Technology is an award-winning strategic consulting firm that specializes in providing technical consulting, custom software development and system integration services primarily to middle-market companies and divisions of large Global 2000 companies. Headquartered in Wakefield, Massachusetts, the Company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. The Company services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques providing by its network of strategically positioned solutions centers. For further information, visit our Web site at www.edgewater.com or call 781-246-3343.

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the Delaware Litigation and related matters. The forward looking statements included in the Press Release could impact future events or our future financial condition or performance. Words such as “believe,” “will,” “would” or “expect” or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual events to differ materially from those contemplated or anticipated in such forward-looking statements include, among others: appeals, proceedings or determinations by any judicial body with results or outcomes that differ from the rulings of the Court referenced herein; or any other adverse results in outstanding litigation matters. Actual events or results may differ materially from those contemplated or anticipated in the forward-looking statements as a result of the various factors described above and those further set forth under the heading “Business-Factors Affecting Finances, Business Prospects and Stock Volatility” in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2002.

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